Exhibit 99.2
March 2, 2009
Christen Sveaas
Chairman of the Board
Åge Korsvold
Chief Executive Officer
Kistefos AS
Stranden 1
N-0250 Oslo
Norway
Dear Christen and Åge:
     We are writing on behalf of the Board to follow up on the meeting last Thursday between you and the independent members of our Board. Our Board believes dialogue with stockholders is important, and we welcome ideas that further the goals of all stockholders. Since you have chosen to make matters regarding our discussions public, we believe it is important that the public record is complete.
     Over the past two months, we have evaluated your proposal to place yourselves on the Trico Board and discussed our views with you. As you know, your proposal could jeopardize the Company’s compliance with several laws. We offered alternatives that we believe would comply with these laws, provide a reasonable response to your proposal, benefit all stockholders and allow us to return our full focus to the business challenges ahead. Rather than implement a workable solution, you have insisted on a course that, were it lawful, would result in two non-U.S. citizens who control a direct competitor to Trico serving on the Board.
     As we have discussed with you and your attorneys on a number of occasions, your proposal would put the Company out of compliance with the Jones Act. Our charter effectively requires that we remain Jones Act eligible, and we must comply with the Jones Act to engage in coastwise trade in the U.S. Gulf of Mexico. Any action that risks our status under the Jones Act would jeopardize an important source of cash flow and limit future avenues for growth. Decommissioning and deep water projects in the Gulf comprise an important part of our subsea strategy and require continued compliance with the Jones Act. Furthermore, our current and planned operations in the U.S. Gulf of Mexico are a part of our plan to reduce Trico’s indebtedness.
     Again as we have previously discussed, our lawyers have advised us that the Jones Act provides that non-U.S. citizens may neither exercise control over more than 25% of the voting power in the corporation nor occupy seats that constitute more than a minority of a Board quorum. Your initial proposal, if accepted, would effectively put Kistefos in control of approximately 29% of the Trico Board seats and, in the view of our counsel, would mean that Kistefos would control more than 25% of the “voting power in the corporation.” Furthermore, if your nomination were successful, it would result in three non-U.S. citizens serving on Trico’s Board which is approximately 43% of the Trico Board seats and a majority of a Board quorum. The U.S. Maritime Administration and U.S. Coast Guard would find that both of these results cause Trico not to be Jones Act eligible. Your proposal, if implemented, could permanently deprive our current U.S. flag vessels of Jones Act eligibility and could require us to forfeit all revenues earned in the U.S. Such an outcome would be detrimental to the future of our Company.
     As we have also discussed, Kistefos’s ownership of a direct competitor creates significant risks and possible harm to Trico under U.S. and European competition laws were either of you to sit on Trico’s Board. Both of you are affiliated with Kistefos, an investment company owned by Mr. Sveaas, and its wholly-owned subsidiary Viking Supply, a leading supplier of offshore platform supply and anchor handling vessels. Viking Supply is a direct competitor in the North Sea, our largest single market, and Kistefos and Viking Supply’s vessels could potentially compete with Trico in other global markets that regularly use North Sea class vessels. Trico’s Board discusses competitively sensitive information, including current vessel pricing, contract bidding and market growth plans, at its meetings. At a minimum, putting an affiliate of a competitor on our Board would require Trico to screen these directors from this competitive information. In our opinion, an information firewall would foreclose you from participating in most Board discussions. As such, it is unclear to us how much benefit Kistefos and the independent stockholders would receive from your participation on the Board as you could not contribute your asserted relevant expertise towards many important decisions.
     Even with these two important issues still outstanding, we have been working diligently to find a practical solution over the last two months. In early January 2009, our General Counsel and outside lawyers flew to New York to meet with your lawyers to discuss the legal impediments to appointing you to Trico’s Board. At that meeting, we suggested that Kistefos nominate a U.S. citizen with appropriate qualifications so that we could avoid non-compliance with the Jones Act, remove the conflict of interest associated with a competitor on our Board and have a director more likely to represent the interest of all stockholders.
     As a further sign of our willingness to address your proposals and listen to your ideas and concerns, Ken Burke and Joe Compofelice traveled to London to meet with you on January 30th to talk in person. We again suggested that you consider nominating a director who would not jeopardize our compliance with the Jones Act and competition laws. You insisted that you were unwilling to consider nominees other than yourselves and must have two of the seven seats on our Board. Even if your nominations were not fraught with legal issues, we remain unconvinced that the Company and the other stockholders are best served by having two voices from a single stockholder on our Board.
     In early February, we offered another proposal to you in an effort to find a compromise and permit the Board to turn its full focus towards the important operating issues ahead of us. Through our counsel, we told you that the Board would be willing to ask stockholders to vote on a proposal at the upcoming annual meeting to expand the Board to eight directors. As part of our proposal, we also offered, in good faith, to nominate Mr. Sveaas to fill this vacancy on the Board (assuming stockholders approved the expansion), after a standard consideration of his qualifications by Trico’s Governance Committee followed by a vote on his nomination by our full Board. In return, our Board asked for your acknowledgement that Mr. Sveaas would be subject to reasonable restrictions on his access to Trico’s competitively sensitive information and that Kistefos would sign a customary standstill agreement.
     Unfortunately, you chose not to reply to our proposal or offer any alternatives that would address the significant legal and governance issues discussed above. In fact, your announcement on Friday ignores these issues entirely.
     Over the last several months, we have attempted to accommodate your request by suggesting alternatives that would not jeopardize our compliance with applicable laws and that would more clearly serve the interests of all stockholders. The Board and management have devoted a significant amount of their time and energy to this process. You asked that we immediately appoint both of you to the Company’s Board. As the independent directors told you Thursday, our Board has carefully considered your request and is unanimous in its decision to reject your proposal.
     While we remain open to suggestions and changes that have the potential to benefit all stockholders, we are not interested in those that favor one stockholder over others or that jeopardize Trico’s compliance with applicable law.  Our formal response to your nomination notice will be forthcoming.

Sincerely,

/s/ Joseph S. Compofelice	/s/ M.W. Scoggins
Joseph S. Compofelice	M. W. Scoggins
Chairman of the Board of Directors	Lead Director